					Exhibit 99
Impact of Money Market Fund Support on Results
December 31, 2008 Quarter to Date & Cumulative to Date as of December 31, 2008
Estimated and Unaudited
					Quarter to Date as of 12/31/08		Cumulative as of 12/31/08
($ in thousands)	Initial
	Transaction Dates	Par Value of Securities	Support Amount (14)	Cash Collateral	Gross Charge (15)	After Tax Charge (16)	Gross Charge (15)	After Tax Charge (16)

Capital Support Agreement (1)(2)	Nov. 2007	$ −	$ −	$ −	$ (4,258)	$ (2,506)	$ −	$ −

Letter of Credit/Capital Support Agreement (3)	Mar. 2008/ Dec. 2008	430,102	285,000	135,000	76,275	46,323	227,223	124,066

Capital Support Agreements (3)(4)(5)	Mar. 2008	337,643	275,000	275,000	46,268	27,940	242,042	145,824

Capital Support Agreements (5)(6)	Jun. 2008	170,219	125,000	125,000	13,495	8,082	99,339	60,655

Capital Support Agreement (5)(7)	Sept. 2008	75,000	30,000	30,000	14,160	8,461	24,390	14,483

Capital Support Agreements (8)	Sept. 2008	n/m	33,500	33,500	6,464	5,836	20,193	13,917

Capital Support Agreements (1)	Oct. 2008	n/m	7,000	7,000	−	−	−	−

Totals for securities currently held by funds		1,012,964	755,500	605,500	152,404	94,136	613,187	358,945

Purchased Canadian Conduit Securities (9)	Dec. 2007	79,641	79,641	-	13,807	8,444	51,758	24,955

Total Return Swap (1)(10)	Dec. 2007	354,934	354,934	209,411	38,643	24,449	76,575	40,365

Purchased Non-bank Sponsored SIV (11)(12)	Jun. 2008	57,636	57,636	-	7,740	4,669	29,213	13,140

Purchased Non-bank Sponsored SIV (5)(11)(13)	Sept. 2008	225,797	208,252	-	30,625	18,445	118,392	53,752

Sale of Non-bank Sponsored SIV (5)(11)	Dec. 2008	-	-	-	842,077	512,435	1,395,966	831,699

Totals for securities purchased from funds		718,008	700,463	209,411	932,892	568,442	1,671,904	963,911

Total		$1,730,972	$1,455,963	$814,911	$1,085,296	$662,578	$2,285,091	$1,322,856
n/m - not meaningful

(1) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund)
(2) Securities matured and were paid in full at par value of $200 million
(3) Pertains to Citi Institutional Liquid Reserves Portfolio, a Series of Master Portfolio Trust
(4) Support amount was increased by $350 million in September 2008 and $175 million in December 2008

  (5) Securities previously supported under capital support arrangements were purchased from the Citi Institutional Liquid Reserves Portfolio, Western Asset Money Market Fund, and Legg Mason Global Funds P.L.C. at an aggregate par value of $1.36 billion; these securities and securities purchased from the Citi Institutional Liquidity Fund P.L.C. (USD Fund) in September 2008 with an aggregate par value of $291 million were sold.  The loss on sale includes transaction costs and costs associated with purchasing the securities from the funds, including accrued interest

(6) Pertains to Western Asset Money Market Fund, Western Asset Institutional Fund, and Legg Mason Global Funds P.L.C.; support amount was increased by $100 million in December 2008
(7) Pertains to Western Asset Institutional Fund; support amount was increased by $10 million in December 2008

  (8) Pertains to Citi Institutional Liquidity Fund (Euro Fund), Citi Institutional Liquidity Fund (Sterling Fund), Western Asset Institutional Fund; support amount was increased by $7.5 million in October 2008

(9) Securities purchased from Legg Mason Western Asset Canadian Money Market Fund

(10) Securities with an aggregate par value of $250 million and $190 million matured and were paid in full in September and November 2008, respectively; payment of principal of $95 million was received in October 2008; extended to November 2009

(11) SIV refers to securities issued by structured investment vehicles and other similar conduits
(12) Securities purchased from Prime Cash Reserves Portfolio previously supported under the November 2007 letters of credit
(13) Securities purchased from Citi Institutional Liquidity Fund P.L.C. (USD Fund) previously supported under the November 2007 and September 2008 letters of credit
(14) Support amount for securities purchased reflects amount paid to fund less subsequent receipts of principal
(15) Includes mark-to-market losses and net financing costs, if applicable, through December 31, 2008
(16) Includes related adjustments to operating expenses, where applicable, and income tax benefits